Exhibit (d)(2)

SUB-ADVISORY AGREEMENT

AGREEMENT dated as of [_____], between BlackRock Advisors, LLC, a Delaware limited liability company (“Adviser”), and BlackRock International Limited, a corporation organized under the laws of Scotland (“Sub-Adviser”).

WHEREAS, Adviser has agreed to furnish investment advisory services to the portfolios listed in Appendix A, as amended or supplemented from time to time (the “Funds” and each, a “Fund”), each a series of BlackRock CoRI Funds, a Massachusetts business trust (the “Trust”), an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (“1940 Act”);

WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of each of the Funds;

WHEREAS, the investment advisory agreement between Adviser and the Trust dated [_______] (such agreement or the most recent successor agreement between such parties relating to advisory services to the Funds is referred to herein as the “Advisory Agreement”) contemplates that Adviser may appoint a sub-adviser to perform investment advisory services with respect to the Funds; and

WHEREAS, Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                  Appointment.

(a)                Adviser hereby appoints Sub-Adviser to act as sub-adviser with respect to the Funds as provided in Section 2 of the Advisory Agreement.  Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules of the Financial Conduct Authority of the United Kingdom (the “FCA”) and based on information obtained in respect of Adviser, Adviser will be treated by Sub-Adviser as a professional client.

(b)               In the event that the Trust establishes one or more additional series other than the Funds named on Appendix A with respect to which Adviser is retained by the Trust to act as investment adviser pursuant to the Advisory Agreement and with respect to which Adviser desires to retain Sub-Adviser to act as sub-adviser, Adviser shall notify Sub-Adviser.  If Sub-Adviser is willing to render such services under this Agreement, it shall accept such appointment pursuant to an addendum to this Agreement, whereupon Appendix A shall be supplemented (or amended) and, subject to such approval as may be required pursuant to Section 10 hereof, such series shall become a “Fund” hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds named on Appendix A (except to the extent that said provisions (including those relating to the compensation payable by Adviser to Sub-Adviser) may be modified in writing by Adviser and Sub-Adviser at the time).

2.                  Services of Sub-Adviser.  Subject to the oversight and supervision of Adviser and the Trust’s Board of Trustees, Sub-Adviser will supervise the day-to-day operations of the Funds and perform the following services:  (i) act as investment adviser for and manage the investment and reinvestment of those assets of the Funds as Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Funds and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Funds; (ii) provide investment research and credit analysis concerning the Funds’ investments; (iii) assist Adviser in determining what portion of the Funds’ assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of the investments made for the Funds; and (v) maintain the books and records as are required to support Trust and Fund operations (in conjunction with record-keeping and accounting functions performed by Adviser).  At the request of Adviser, Sub-Adviser will also, subject to the oversight and supervision of Adviser and the direction and control of the Trust’s Board of Trustees, provide to Adviser or the Trust any of the facilities and equipment and perform any of the services described in Section 4 of the Advisory Agreement.  In addition, Sub-Adviser will keep the Trust and Adviser informed of developments materially affecting the Funds and shall, on its own initiative, furnish to the Trust from time to time whatever information Sub-Adviser believes appropriate for this purpose.  Sub-Adviser will periodically communicate to Adviser, at such times as Adviser may direct, information concerning the purchase and sale of securities for the Funds, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Trust, with respect to the Funds, under the Advisory Agreement.  Sub-Adviser will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the Trust’s prospectuses and statements of additional information for the Funds (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Trust’s Board of Trustees.

Sub-Adviser represents, warrants and covenants that it is authorized and regulated by the FCA.

3.                  Other Sub-Adviser Covenants.  Sub-Adviser further agrees that it:

(a)                will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended and all applicable rules and regulations of the SEC, (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the By-Laws of the Trust as such are amended from time to time;

(b)               will place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders.  Adviser has been provided with a copy of Sub-Adviser’s order execution policy and

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hereby confirms that it has read and understood the information in the order execution policy and agrees to it. In placing orders, Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, Sub-Adviser may, subject to the approval of the Trust’s Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to a Fund and other clients of Adviser or Sub-Adviser.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and Sub-Adviser to the Funds and their other clients and that the total commissions paid by each Fund will be reasonable in relation to the benefits to such Fund over the long-term.  In no instance, however, will a Fund’s securities be purchased from or sold to Adviser, Sub-Adviser, the Trust’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.  Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Adviser may select brokers and dealers with which it or the Trust is affiliated;

(c)                will maintain or cause Adviser to maintain books and records with respect to each Fund’s securities transactions and will furnish Adviser and the Trust’s Board of Trustees such periodic and special reports as they may request;

(d)               will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates.  When Sub-Adviser makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for a Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Trust; and

(e)                will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, any of the Funds’ and the Trust’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

(f)                In addition, Adviser:

                                                                                         (i)                        agrees that Sub-Adviser may aggregate transactions for the Funds with transactions for other clients and/or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of Adviser and on other occasions to Adviser’s disadvantage. However, it must be

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unlikely that the aggregation of orders and transactions will work overall to the disadvantage of Adviser before transactions will be aggregated;

                                                                                       (ii)                        instructs Sub-Adviser not to make or book client limit orders (being a specific instruction from Adviser to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

4.                  Services Not Exclusive.  Sub-Adviser’s services hereunder are not deemed to be exclusive, and Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

5.                  Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.                  Expenses.  During the term of this Agreement, Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by Sub-Adviser in connection with its duties hereunder; provided that the Board of Trustees of the Trust may approve reimbursement to Sub-Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Sub-Adviser who devote substantial time to Trust operations or the operations of other investment companies advised or sub-advised by Sub-Adviser.

7.                  Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay to Sub-Adviser a fee, computed daily and payable monthly, at the annual rates set forth on Appendix A attached hereto.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

For purposes of the fee rates set forth on Appendix A, the net assets of the Funds shall be calculated pursuant to the procedures adopted by resolutions of the Trust’s Board of Trustees for calculating the value of the Funds’ net assets or delegating such calculations to third parties.

If Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Trust pursuant to Section 8(b) of that Agreement, with respect to any Fund, Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to a Fund to the aggregate fees that would otherwise be paid by the Trust to Adviser under the Advisory

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Agreement with respect to such Fund.  Adviser shall inform Sub-Adviser prior to waiving any advisory fees.

8.                  Indemnity.

(a)                The Funds may, in the discretion of the Board of Trustees of the Trust, indemnify Sub-Adviser, and each of Sub-Adviser’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at Sub-Adviser’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and did not involve disabling-conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.

(b)               A Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for such Indemnitee’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither “interested persons” of the Trust

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(as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)                All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

9.                  Limitation of Liability.

(a)                Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by a Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

(b)               The names “BlackRock CoRI Funds” and “Trustees” of BlackRock CoRI Funds refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of “BlackRock CoRI Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any Fund or class of shares of the Trust must look solely to the Trust Property belonging to such Fund or class for the enforcement of any claims against the Trust.

10.              Duration and Termination.  This Agreement will become effective as of the date first written above with respect to each Fund listed on Appendix A as of such date, and, with respect to any additional Fund, as of the date of any addendum executed by Adviser, on behalf of such Fund, and Sub-Adviser, in accordance with Section 1(b) hereof, provided that this Agreement (as supplemented by the terms specified in any addendum pursuant to Section 1(b) hereof) shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall thereafter continue in effect with respect to each such Fund for an initial two-year period from the applicable effective date.  Thereafter, if

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not terminated, this Agreement shall continue in effect with respect to the particular Fund for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by a vote of a “majority of the outstanding voting securities” of such Fund.  Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of such Fund), or by Adviser or Sub-Adviser on sixty (60) days’ written notice, and will terminate automatically upon any termination of the Advisory Agreement between the Trust and Adviser.  This Agreement will also immediately terminate in the event of (i) the termination of the Advisory Agreement and (ii) its “assignment.”  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have under the 1940 Act, including any interpretive guidance thereunder by the SEC or its staff.)

11.              Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.              Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

13.              Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15.              Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:
Name: Neal J. Andrews
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:
Name: Alex Yazdanpanahi
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:
Name: Katie Smith
Title: Director

AGREED AND ACCEPTED
as of the date first set forth above

BLACKROCK CoRI FUNDS

By:
Name: John Perlowski
Title: President and Chief Executive Officer